EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES SEPTEMBER CASH DISTRIBUTION

Dallas, Texas, September 18, 2015 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.007729 per unit, payable on October 15, 2015, to unitholders of record on September 30, 2015. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in July.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month Distribution	1,387,000	45,000	$2.50
Prior Month Distribution	1,360,000	45,000	$2.42

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $300,000, production expense of $1,894,000 and overhead of $1,059,000 in determining the royalty payment to the Trust for the current month.

Development Costs

XTO Energy has advised the trustee that based on the current level of actual development costs and the 2015 development budget it increased the monthly development cost deduction from $200,000 to $300,000 beginning with the September 2015 distribution and it expects it to remain at that level through the December 2015 distribution. The monthly deduction is based on the current level of development expenditures, budgeted future development costs and the cumulative actual costs under or over the previous deductions. The development cost deduction will continue to be evaluated and revised as necessary.

Gas Volumes

XTO Energy advised the trustee that repairs and maintenance beginning in first quarter 2015 at a third party gas processing system in the Hugoton area following a force majeure incident have resulted in decreased underlying gas volumes of approximately 5,000 Mcf per day. XTO Energy was advised by the third party that the repairs and maintenance were completed. However, XTO Energy has received notice that the force majeure notice is being extended to the processing portion of the third party plant due to an equipment malfunction. The third party was able to bypass the plant and take gas; however, the plant has not been able to process gas for NGLs or Helium. XTO Energy has received notice that the plant is expected to return to full capacity by the end of September 2015. XTO Energy will continue to monitor the situation and assess its options.

Excess Costs

XTO Energy has advised the trustee that lower gas prices caused costs to exceed revenues on properties underlying the Kansas net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyance.

XTO Energy has advised the trustee that lower gas prices and increased costs caused costs to exceed revenues on properties underlying the Wyoming net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyance.

Arbitration and Litigation Proceedings – Sandra Goebel

On August 12, 2013, a demand for arbitration styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering & Processing Company, Inc. and Bank of America, N.A. was filed with the American Arbitration Association (“AAA”). The claimant, Sandra Goebel, is a unitholder in the Trust and alleged that XTO Energy breached the conveyances by misappropriating funds from the Trust by failing to modify its existing sales contracts with its affiliate Timberland Gathering & Processing Company, Inc. (“Timberland”). Goebel alleged that these contracts did not currently reflect “market rate” terms, and that XTO Energy had a duty to renegotiate the contracts to obtain more favorable terms. The claimant further alleged that Bank of America, N.A. (the previous trustee) breached its fiduciary duty by acquiescing to and facilitating XTO Energy’s alleged self-dealing and concealing information from unitholders that would have revealed XTO Energy’s breaches. The claim also alleged aiding and abetting breach of fiduciary duty by XTO Energy, and disgorgement and unjust enrichment by Timberland. The claimant sought from the respondents damages of an estimated $59.6 million for alleged royalty underpayments, exemplary damages, an accounting by XTO Energy, a declaration, costs, reasonable attorneys’ fees, and pre-judgment and post-judgment interest. Goebel purported to sue on behalf of and for the benefit of the Hugoton Royalty Trust. After dismissal as non-arbitrable, Goebel refiled the matter as a lawsuit styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering and Processing Company, Inc. and Bank of America, N.A. in Dallas County District Court. Defendants answered with general denials and additionally filed pleas to the jurisdiction, special exceptions, and a plea in abatement challenging, among other things, Goebel’s putative authority to bring claims on behalf of the Trust over the trustee’s objection. On November 13, 2014, the court of appeals granted Defendants’ motion seeking mandamus regarding jurisdiction and special exceptions, and stayed the lawsuit. On July 27, 2015, the court of appeals conditionally granted the petition for writ of mandamus, ordering the trial court to dismiss Goebel’s suit against XTO Energy and Timberland. The court of appeals also ordered the trial court to dismiss Goebel’s derivative claims against Bank of America. The court of appeals will allow Goebel’s individual claims against Bank of America to proceed if she can plead facts to support a cause of action although the court noted that the facts currently pleaded and alleged by Goebel would not support a claim against Bank of America under the terms of the Indenture. Pursuant to the court of appeals’ order, the trial court signed an order dismissing XTO and Timberland; Goebel was given 30 days to replead her claims in her individual capacity against Bank of America, which expires on September 23, 2015. Southwest Bank, the current trustee, has not yet been named a party in the case. Bank of America has informed the trustee that it believes it has strong defenses to the lawsuit and will vigorously defend its position. The terms of the trust indenture provide that Bank of America and/or the trustee shall be indemnified by the Trust and shall have no liability, other than for fraud, gross negligence or acts or omissions in bad faith as adjudicated by final non-appealable judgment of a court of competent jurisdiction.

Reserves

The trustee anticipates that the trust will incur additional legal and other expenses in connection with the Goebel lawsuit. As a result, the trustee has reserved $3.2 million from trust distributions for the Goebel litigation, from prior months’distributions. As the Goebel lawsuit progresses, the trustee may need to revise the reserve.

Due to the volatility of the net profits income relating to low volumes and low commodity prices, the trustee announced that it increased its reserve for administrative expenses by $150,000 in $50,000 increments over three distributions, beginning with the May 2015 distribution. This allows the trustee to maintain an estimated three months of administrative expenses on hand should it be unable to pay them out of the net profits income.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839